UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 16, 2009
F.N.B. CORPORATION

(Exact name of registrant as specified in its charter)
FLORIDA

(State or Other Jurisdiction of Incorporation)

001-31940	25-1255406

(Commission File Number)	(IRS Employer Identification No.)

One F.N.B. Boulevard, Hermitage, PA	16148

(Address of Principal Executive Offices)	(Zip Code)
(724) 981-6000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT
ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
On December 16, 2009, F.N.B. Corporation (the Corporation) announced the appointment of Timothy G. Rubritz as Corporate Controller, Senior Vice President and Principal Accounting Officer of the Corporation. Mr. Rubritz joins the Corporation from Parkvale Savings Bank of Monroeville, Pennsylvania where he most recently served as Senior Vice President, Treasurer and Chief Financial Officer.
The Corporation’s bank subsidiary, First National Bank of Pennsylvania (FNBPA) entered into an employment agreement (the Agreement) with Mr. Rubritz on December 22, 2009. The Agreement has an initial term of two years, with automatic renewals for additional one year terms. The Agreement entitles Mr. Rubritz to an annual salary and participation in FNBPA’s executive incentive bonus program. In the event the employment of Mr. Rubritz is terminated without cause (as defined in the Agreement), Mr. Rubritz is entitled to continuation of his base salary then in effect for a maximum of twenty-four months (Severance Period); however, should Mr. Rubritz obtain other employment during the Severance Period such payments will cease on the later of twelve months after termination of employment or when Mr. Rubritz obtains other employment. The description of Mr. Rubritz’s employment agreement is qualified in its entirety by reference to the full text of the employment agreement, which is set forth in Exhibit 10.1 attached hereto.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS
Exhibits:

10.1	Employment agreement between First National Bank of Pennsylvania and Timothy G. Rubritz.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

F.N.B. CORPORATION (Registrant)
By:	/s/ Vincent J. Calabrese
	Name:	Vincent J. Calabrese
	Title:	Chief Financial Officer (Principal Financial Officer)

Dated: December 22, 2009